Exhibit 99.1
Second Quarter 2017 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 35% marginal federal tax rate and state income taxes, where applicable. We provide unadjusted amounts in the table on page 3 of this document and detailed reconciliations and additional information in Appendix A on pages 21 and 22.)

Income Statement

•	Net income available to common shareholders was $505 million, or $1.03 per average common diluted share, compared to $0.91 for the prior quarter and $0.94 for the second quarter of 2016.

•	Total revenue increased 1% compared to the prior quarter and 2% compared to the second quarter of 2016.

◦	These increases were driven largely by higher net interest income as a result of net interest margin expansion and growth in earning assets.

•
Net interest margin was 3.14% in the current quarter, up 5 basis points sequentially and up 15 basis points compared to the prior year, driven by higher earning asset yields arising from higher benchmark interest rates, continued positive mix shift in the loan portfolio, and lower premium amortization in the securities portfolio.

•	Provision for credit losses decreased $29 million sequentially and $56 million year-over-year primarily as a result of lower net charge-offs.

•	Noninterest expense declined 5% sequentially and increased 3% compared to the prior year.

◦	The sequential decrease was driven primarily by a seasonal decline in personnel costs, higher branch closure and severance costs recognized in the prior quarter, and lower operating losses.

◦
The increase relative to the prior year was driven primarily by the recent acquisition of Pillar & Cohen Financial ("Pillar/Cohen"), higher compensation (as a result of improved business performance), higher net occupancy expense, and higher FDIC premiums, partially offset by lower other noninterest expense.

•
The efficiency and tangible efficiency ratios in the current quarter were 61.2% and 60.6%, respectively, which represent significant improvements compared to the prior quarter, driven primarily by seasonal declines in employee benefits costs, ongoing expense management initiatives, and solid revenue growth.

Balance Sheet

•	Average loan balances increased 1% sequentially and 2% year-over-year, driven primarily by growth in consumer lending.

•	Average consumer and commercial deposits increased slightly sequentially and increased 3% compared to the second quarter of 2016, driven by growth in demand and time deposits.

Capital

•	Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.7% as of June 30, 2017, and 9.5% on a fully phased-in basis.

•	During the quarter, the Company:

◦	Issued $750 million of 5.05% preferred stock (Series G) and repurchased $240 million of its outstanding common stock, which completed its share repurchases under its 2016 Capital Plan.

◦	Announced its 2017 Capital Plan, which includes:

▪	The purchase of up to $1.32 billion of its outstanding common stock between the third quarter of 2017 and the second quarter of 2018 (representing a 38% increase).

▪	A 54% increase in the quarterly common stock dividend from $0.26 per share to $0.40 per share, beginning in the third quarter of 2017, subject to approval by the Company's Board of Directors.

•	Book value per common share was $46.51 and tangible book value per common share was $33.83, both up 2% from March 31, 2017, driven primarily by growth in retained earnings.

Asset Quality

•
Nonperforming loans decreased $35 million from the prior quarter and represented 0.52% of total loans at June 30, 2017. The sequential decrease was driven by the return to accrual status of certain nonperforming energy-related loans during the current quarter.

•
Net charge-offs for the current quarter were $70 million, or 0.20% of average loans on an annualized basis, down $42 million sequentially and $67 million year-over-year driven by overall asset quality improvements for both periods as well as lower energy-related net charge-offs year-over-year.

•	The provision for credit losses decreased $29 million sequentially as a result of lower net charge-offs.

•	At June 30, 2017, the allowance for loan and lease losses ("ALLL") to period-end loans held for investment ("LHFI") ratio was 1.20%, stable compared to the prior quarter.

Income Statement (Dollars in millions, except per share data)	2Q 2017	1Q 2017	4Q 2016	2Q 2016
Net interest income	$1,403	$1,366	$1,343	$1,288
Net interest income-FTE [2]	1,439	1,400	1,377	1,323
Net interest margin	3.06%	3.02%	2.93%	2.91%
Net interest margin-FTE [2]	3.14	3.09	3.00	2.99
Noninterest income	$827	$847	$815	$898
Total revenue	2,230	2,213	2,158	2,186
Total revenue-FTE [2]	2,266	2,247	2,192	2,221
Noninterest expense	1,388	1,465	1,397	1,345
Provision for credit losses	90	119	101	146
Net income available to common shareholders	505	451	448	475
Earnings per average common diluted share	1.03	0.91	0.90	0.94

Balance Sheet (Dollars in billions)
Average loans held for investment ("LHFI")	$144.4	$143.7	$142.6	$141.2
Average consumer and commercial deposits	159.1	158.9	158.0	154.2

Capital
Capital ratios at period end [1] :
Tier 1 capital (transitional)	10.81%	10.40%	10.28%	10.57%
Common Equity Tier 1 ("CET1") (transitional)	9.68	9.69	9.59	9.84
Common Equity Tier 1 ("CET1") (fully phased-in) [2]	9.53	9.54	9.43	9.73
Total average shareholders’ equity to total average assets	11.80	11.59	11.84	12.11

Asset Quality
Net charge-offs to average LHFI (annualized)	0.20%	0.32%	0.38%	0.39%
ALLL to period-end LHFI	1.20	1.20	1.19	1.25
Nonperforming loans to total loans	0.52	0.55	0.59	0.67
1 Current period Tier 1 capital and CET1 ratios are estimated as of the date of this document.
2 See Appendix A on pages 21 and 22 for non-U.S. GAAP reconciliations and additional information.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.3 billion for the current quarter, an increase of $19 million compared to the prior quarter. Net interest income increased $39 million sequentially due to a higher net interest margin and growth in average earning assets. Noninterest income decreased $20 million sequentially driven primarily by lower capital markets and mortgage-related income. Compared to the second quarter of 2016, total revenue increased $45 million, driven by a $116 million increase in net interest income, which was partially offset by a $63 million decrease in mortgage-related income.
Net Interest Income
Net interest income was $1.4 billion for the current quarter, an increase of $39 million and $116 million compared to the prior quarter and prior year, respectively. Both increases were driven primarily by net interest margin expansion and growth in earning assets.
Net interest margin for the current quarter was 3.14%, compared to 3.09% in the prior quarter and 2.99% in the second quarter of 2016. The 5 and 15 basis point increases relative to the prior quarter and prior year were driven primarily by higher earning asset yields arising from higher benchmark interest rates, continued positive mix shift in the loan portfolio, and lower premium amortization in the securities portfolio, partially offset by higher deposit costs.
For the six months ended June 30, 2017, net interest income was $2.8 billion, a $199 million increase compared to the first six months of 2016. The net interest margin was 3.11% for the first half of 2017, a 10 basis point increase compared to the same period in 2016. The increases in both net interest income and net interest margin were driven by the same factors that impacted the prior year comparison discussed above.
Noninterest Income
Noninterest income was $827 million for the current quarter, compared to $847 million for the prior quarter and $898 million for the second quarter of 2016. The $20 million sequential decrease was due primarily to lower capital markets and mortgage-related income. Compared to the second quarter of 2016, noninterest income decreased $71 million, driven largely by lower mortgage-related income and reduced service charges on deposit accounts, as well as the $44 million of net asset-related gains recognized during the second quarter of 2016. These year-over-year decreases were partially offset by higher capital markets and commercial real estate related income (which is favorably impacted by the acquisition of Pillar/Cohen in December 2016).
Investment banking income was $147 million for the current quarter, compared to $167 million in the prior quarter and $126 million in the second quarter of 2016. The $20 million decrease compared to the prior quarter is due to lower capital market originations (specifically in syndicated finance) in the current quarter following record performance in the prior quarter. The $21 million increase compared to the second quarter of 2016 was due to strong deal flow activity, particularly in syndicated finance and M&A advisory.
Trading income was $46 million for the current quarter, compared to $51 million in the prior quarter and $34 million in the second quarter of 2016. The sequential decrease was due to lower client-related interest rate hedging activity during the current quarter. The increase compared to the second quarter of 2016 was driven largely by the recognition of higher counterparty credit valuation reserves (as a result of an adjustment to the internal reserve methodology) in the second quarter of 2016.
Mortgage production income for the current quarter was $56 million, compared to $53 million for the prior quarter and $111 million for the second quarter of 2016. The $55 million decrease from the second quarter of 2016 was due to lower production volume and lower gain-on-sale margins. Mortgage application volume increased 7% sequentially and decreased 26% compared to the second quarter of 2016. Closed loan volume increased 17% sequentially, but decreased 12% compared to the second quarter of 2016.

Mortgage servicing income was $44 million for the current quarter, compared to $58 million in the prior quarter and $52 million in the second quarter of 2016. The $14 million sequential decrease was due to higher servicing asset decay and lower net hedge performance. The $8 million decrease compared to the second quarter of 2016 was due largely to lower net hedge performance and higher servicing asset decay, partially offset by higher servicing fees. At June 30, 2017 and 2016, the servicing portfolio totaled $165.6 billion and $154.5 billion, respectively, and was $164.5 billion at March 31, 2017.
Retail investment income was $70 million for the current quarter, compared to $68 million in the prior quarter and $72 million in the second quarter of 2016. The $2 million increase compared to the prior quarter is due to growth in retail brokerage managed assets. The $2 million decrease compared to the prior year was a result of reduced client transactional activity.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) increased $16 million compared to the prior quarter due largely to higher client spend activity, increased incidence rates on deposit accounts and higher commitment fees. Compared to second quarter of 2016, client transaction-related fees decreased $8 million due to the impact of the enhanced posting order process instituted during the fourth quarter of 2016.
Commercial real estate related income was $24 million for the current quarter, compared to $20 million for the prior quarter and $10 million for the second quarter of 2016. The $4 million sequential increase was due primarily to higher structured real estate-related gains. The $14 million increase compared to the second quarter of 2016 was attributable to revenue from Pillar/Cohen, which the Company acquired in December 2016.
Other noninterest income was $22 million for the current quarter, compared to $30 million in the prior quarter and $65 million in the second quarter of 2016. The $8 million decrease compared to the sequential quarter was due primarily to gains on the sale of affordable housing investments recognized during the prior quarter. The $43 million decrease compared to the prior year was due primarily to the $44 million of net asset-related gains recognized during the second quarter of 2016.
For the six months ended June 30, 2017, noninterest income was $1.7 billion, a decrease of $6 million compared to the first six months of 2016 as higher capital markets and commercial real estate related income were offset by lower mortgage-related and other noninterest income as well as reduced service charges on deposit accounts.
Noninterest Expense
Noninterest expense was $1.4 billion in the current quarter, representing a sequential decline of $77 million and an increase of $43 million compared to the second quarter of 2016. The sequential decrease was driven primarily by the seasonal decline in personnel costs, higher branch closure and severance costs recognized in the prior quarter (recorded in other noninterest expense), and lower operating losses. The increase relative to the prior year was driven primarily by the recent acquisition of Pillar/Cohen, higher compensation (as a result of improved business performance), higher net occupancy expense, and higher FDIC premiums, partially offset by lower other noninterest expense.
Employee compensation and benefits expense was $796 million in the current quarter, compared to $852 million in the prior quarter and $763 million in the second quarter of 2016. The sequential decrease of $56 million was due to the seasonal decrease in employee benefits costs. The $33 million increase compared to the second quarter of 2016 was due primarily to incremental compensation costs associated with the acquisition of Pillar/Cohen and higher compensation costs associated with revenue growth.
Operating losses were $19 million in the current quarter, compared to $32 million in the prior quarter and $25 million in the second quarter of 2016. The decrease relative to the first quarter was largely due to higher legal accruals recognized during the prior quarter. The year-over-year decrease was due to higher regulatory, compliance and legal-related charges recognized in the prior year.
Outside processing and software expense was $204 million in the current quarter, stable compared to $205 million in the prior quarter and $202 million in the second quarter of 2016.

FDIC premium and regulatory expense was $49 million in the current quarter, compared to $48 million in the prior quarter and $44 million in the second quarter of 2016. The $5 million increase compared to the prior year was driven by the FDIC surcharge on large banks, which became effective during the third quarter of 2016, and a larger assessment base attributable to balance sheet growth.
Marketing and customer development expense was $42 million in the current quarter, compared to $42 million in the prior quarter and $38 million in the second quarter of 2016. The increase relative to the prior year was driven by normal variability in advertising and client development costs.
Net occupancy expense was $94 million in the current quarter, compared to $92 million in the prior quarter and $78 million in the second quarter of 2016.  The year-over-year increase was due primarily to a reduction in amortized gains from prior sale leaseback transactions.
Other noninterest expense was $126 million in the current quarter, compared to $142 million in both the prior quarter and second quarter of 2016. The sequential decrease was primarily due to higher branch closure and severance costs incurred in the prior quarter. The year-over-year decrease was driven primarily by lower severance and credit collection-related expenses.
For the six months ended June 30, 2017, noninterest expense was $2.9 billion compared to $2.7 billion for the first six months of 2016. The $190 million increase was driven largely by higher employee compensation expense (primarily related to higher revenue and the acquisition of Pillar/Cohen), net occupancy costs, FDIC premium and regulatory expense, and other noninterest expense (related primarily to branch closure costs and legal and consulting fees).
Income Taxes
For the current quarter, the Company recorded an income tax provision of $222 million, compared to $159 million for the prior quarter and $201 million for the second quarter of 2016. The prior quarter was favorably impacted by $23 million in discrete tax benefits. The effective tax rate for the current quarter was 30%, compared to 25% in the prior quarter and 29% in the second quarter of 2016.

Balance Sheet
At June 30, 2017, the Company had total assets of $207.2 billion and total shareholders’ equity of $24.5 billion, representing 12% of total assets. Book value per common share was $46.51 and tangible book value per common share was $33.83, both up 2% compared to March 31, 2017 driven primarily by growth in retained earnings and a lower accumulated other comprehensive loss.
Loans
Average performing loans were $143.7 billion for the current quarter, a 1% increase over the prior quarter and a 2% increase over the second quarter of 2016. The sequential and year-over-year growth was driven largely by increases in consumer lending, offset partially by declines in home equity products.
Deposits
Average consumer and commercial deposits for the current quarter were $159.1 billion, a slight increase over the prior quarter and a 3% increase over the second quarter of 2016. The sequential growth was due largely to a 5% increase in time deposits and a 1% increase in demand deposits, offset partially by declines in both NOW and money market account balances. Compared to the second quarter of 2016, growth was driven primarily by increases in NOW and money market account balances.

Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.7% at June 30, 2017, and 9.5% on a fully phased-in basis. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 11.8% and 8.1%, respectively, at June 30, 2017. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
The Company declared a common stock dividend of $0.26 per common share and repurchased $240 million of its outstanding common stock in the second quarter of 2017, which completed its authorized common equity repurchases as approved by the Board in conjunction with the 2016 Capital Plan. Additionally, the Company issued $750 million of 5.05% noncumulative perpetual preferred stock, Series G, in May 2017.
In June 2017, the Company announced that the Federal Reserve had no objections to its 2017 Capital Plan. This plan includes the repurchase of up to $1.32 billion of the Company's outstanding common stock between the third quarter of 2017 and the second quarter of 2018 (representing a 38% increase in the average quarterly repurchase amount compared to the previous authorization). Additionally, subject to Board approval, the Company intends to increase its quarterly common stock dividend 54% to $0.40 per common share beginning in the third quarter of 2017 and to maintain the current level of dividend payments on its preferred stock.
Asset Quality
Total nonperforming assets were $821 million at June 30, 2017, down $37 million compared to the prior quarter and $180 million compared to the second quarter of 2016. The decrease in nonperforming assets compared to both the prior quarter and the prior year was due primarily to the continued resolution of problem energy credits. The ratio of nonperforming loans to total loans held for investment was 0.52%, 0.55%, and 0.67% at June 30, 2017, March 31, 2017, and June 30, 2016, respectively.
Net charge-offs were $70 million during the current quarter, a decrease of $42 million compared to the prior quarter and $67 million compared to the second quarter of 2016. The decrease was primarily driven by overall asset quality improvements for both periods as well as lower energy-related net charge-offs year-over-year. The ratio of annualized net charge-offs to total average loans held for investment was 0.20% during the current quarter, compared to 0.32% during the prior quarter and 0.39% during the second quarter of 2016. The provision for credit losses was $90 million in the current quarter, a decrease of $29 million compared to the prior quarter and $56 million compared to the second quarter of 2016.
At June 30, 2017, the ALLL was $1.7 billion, which represented 1.20% of total loans, stable relative to March 31, 2017.
Early stage delinquencies decreased 6 basis points from the prior quarter to 0.66% at June 30, 2017. Excluding government-guaranteed loans which account for 0.44%, early stage delinquencies were 0.22%, unchanged compared to the prior quarter and down 1 basis point from a year ago.
Accruing restructured loans totaled $2.5 billion and nonaccruing restructured loans totaled $321 million at June 30, 2017, of which $2.5 billion were residential loans, $177 million were consumer loans, and $128 million were commercial loans.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has two business segments: Consumer and Wholesale. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of June 30, 2017, SunTrust had total assets of $207 billion and total deposits of $160 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
Business Segment Results
The Company has included its business segment financial tables as part of this document. Revenue and income amounts labeled "FTE" in the business segment tables are reported on a fully taxable-equivalent basis. In the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. In conjunction with this business segment structure realignment, the Company made certain adjustments to its internal funds transfer pricing methodology. Prior period information was revised to conform to the new business segment structure and the updated internal funds transfer pricing methodology.
For the business segments, net interest income is computed using matched-maturity funds transfer pricing and noninterest income includes federal and state tax credits that are grossed-up on a pre-tax equivalent basis. Further, provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision/(benefit) attributable to each segment's quarterly change in the allowance for loan and lease losses and unfunded commitments reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K filed with the SEC today.
Conference Call
SunTrust management hosted a conference call on July 21, 2017, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals were able to call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-877-209-9920 (Passcode: SunTrust). Individuals calling from outside the United States should dial 1-612-332-1210 (Passcode: SunTrust). A replay of the call was available approximately one hour after the call ended on July 21, 2017, and remains available until August 21, 2017, by dialing 1-800-475-6701 (domestic) or 1-320-365-3844 (international) (Passcode: 425463). Alternatively, individuals were able to listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of July 21, 2017, listeners may access an archived version of the webcast in the “Events & Presentations” section of the investor relations website. This webcast will be archived and available for one year.

Non-GAAP Financial Measures
This document includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this document beginning at page 21.
In this document, consistent with Securities and Exchange Commission Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, tangible book value per share, and the return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess the capital adequacy and profitability of the Company.

•
Similarly, the Company presents an efficiency ratio-FTE and a tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE. The tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

•
The Company presents the Basel III Common Equity Tier 1 (CET1) ratio, on a fully phased-in basis. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes this measure is useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

Important Cautionary Statement About Forward-Looking Statements
This document contains forward-looking statements. Statements regarding potential future share repurchases and future expected dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “opportunity,” “focus,” “potentially,” “probably,” “projects,” “outlook,” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
EARNINGS & DIVIDENDS
Net income	$528	$492	$995	$939
Net income available to common shareholders	505	475	956	906
Total revenue	2,230	2,186	4,443	4,249
Total revenue-FTE [1]	2,266	2,221	4,513	4,320
Net income per average common share:
Diluted	$1.03	$0.94	$1.94	$1.78
Basic	1.05	0.95	1.97	1.80
Dividends paid per common share	0.26	0.24	0.52	0.48
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$204,494	$198,305	$204,374	$195,660
Earning assets	184,057	178,055	183,833	176,122
Loans held for investment ("LHFI")	144,440	141,238	144,058	139,805
Intangible assets including mortgage servicing rights ("MSRs")	8,024	7,543	8,025	7,556
MSRs	1,603	1,192	1,603	1,203
Consumer and commercial deposits	159,136	154,166	159,006	151,698
Total shareholders’ equity	24,139	24,018	23,906	23,907
Preferred stock	1,720	1,225	1,474	1,225
Period End Balances:
Total assets			$207,223	$198,892
Earning assets			184,518	178,852
LHFI			144,268	141,656
Allowance for loan and lease losses ("ALLL")			1,731	1,774
Consumer and commercial deposits			158,319	151,779
Total shareholders’ equity			24,477	24,464
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.03%	1.00%	0.98%	0.97%
Return on average common shareholders’ equity	9.08	8.43	8.64	8.07
Return on average tangible common shareholders' equity [1]	12.51	11.54	11.90	11.07
Net interest margin	3.06	2.91	3.04	2.93
Net interest margin-FTE [1]	3.14	2.99	3.11	3.01
Efficiency ratio	62.24	61.53	64.21	62.67
Efficiency ratio-FTE [1]	61.24	60.56	63.21	61.65
Tangible efficiency ratio-FTE [1]	60.59	60.05	62.59	61.16
Effective tax rate	30	29	28	30
Basel III capital ratios at period end (transitional) [2]:
Common Equity Tier 1 ("CET1")			9.68%	9.84%
Tier 1 capital			10.81	10.57
Total capital			12.75	12.68
Leverage			9.55	9.35
Basel III fully phased-in CET1 ratio [1,2]			9.53	9.73
Total average shareholders’ equity to total average assets	11.80%	12.11%	11.70	12.22
Tangible equity to tangible assets [1]			9.15	9.54
Tangible common equity to tangible assets [1]			8.11	8.85
Book value per common share			$46.51	$46.14
Tangible book value per common share [1]			33.83	33.98
Market capitalization			27,319	20,598
Average common shares outstanding:
Diluted	488,020	505,633	491,989	508,012
Basic	482,913	501,374	486,482	503,428
Full-time equivalent employees			24,278	23,940
Number of ATMs			2,104	2,144
Full service banking offices			1,281	1,389

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the document date.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS, continued

	Three Months Ended
	June 30	March 31	December 31	June 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2017	2016	2016
EARNINGS & DIVIDENDS
Net income	$528	$468	$465	$492
Net income available to common shareholders	505	451	448	475
Total revenue	2,230	2,213	2,158	2,186
Total revenue-FTE [1]	2,266	2,247	2,192	2,221
Net income per average common share:
Diluted	$1.03	$0.91	$0.90	$0.94
Basic	1.05	0.92	0.91	0.95
Dividends paid per common share	0.26	0.26	0.26	0.24
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$204,494	$204,252	$203,146	$198,305
Earning assets	184,057	183,606	182,475	178,055
LHFI	144,440	143,670	142,578	141,238
Intangible assets including MSRs	8,024	8,026	7,654	7,543
MSRs	1,603	1,604	1,291	1,192
Consumer and commercial deposits	159,136	158,874	157,996	154,166
Total shareholders’ equity	24,139	23,671	24,044	24,018
Preferred stock	1,720	1,225	1,225	1,225
Period End Balances:
Total assets	$207,223	$205,642	$204,875	$198,892
Earning assets	184,518	183,279	184,610	178,852
LHFI	144,268	143,529	143,298	141,656
ALLL	1,731	1,714	1,709	1,774
Consumer and commercial deposits	158,319	161,531	158,864	151,779
Total shareholders’ equity	24,477	23,484	23,618	24,464
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	1.03%	0.93%	0.91%	1.00%
Return on average common shareholders’ equity	9.08	8.19	7.85	8.43
Return on average tangible common shareholders' equity [1]	12.51	11.28	10.76	11.54
Net interest margin	3.06	3.02	2.93	2.91
Net interest margin-FTE [1]	3.14	3.09	3.00	2.99
Efficiency ratio	62.24	66.20	64.74	61.53
Efficiency ratio-FTE [1]	61.24	65.19	63.73	60.56
Tangible efficiency ratio-FTE [1]	60.59	64.60	63.08	60.05
Effective tax rate	30	25	29	29
Basel III capital ratios at period end (transitional) [2]:
CET1	9.68%	9.69%	9.59%	9.84%
Tier 1 capital	10.81	10.40	10.28	10.57
Total capital	12.75	12.37	12.26	12.68
Leverage	9.55	9.08	9.22	9.35
Basel III fully phased-in CET1 ratio [1,2]	9.53	9.54	9.43	9.73
Total average shareholders’ equity to total average assets	11.80	11.59	11.84	12.11
Tangible equity to tangible assets [1]	9.15	8.72	8.82	9.54
Tangible common equity to tangible assets [1]	8.11	8.06	8.15	8.85
Book value per common share	$46.51	$45.62	$45.38	$46.14
Tangible book value per common share [1]	33.83	33.05	32.95	33.98
Market capitalization	27,319	26,860	26,942	20,598
Average common shares outstanding:
Diluted	488,020	496,002	497,055	505,633
Basic	482,913	490,091	491,497	501,374
Full-time equivalent employees	24,278	24,215	24,375	23,940
Number of ATMs	2,104	2,132	2,165	2,144
Full service banking offices	1,281	1,316	1,367	1,389

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]	Current period capital ratios are estimated as of the document date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30		June 30
	2017	2016	2017	2016
Interest income	$1,583	$1,424	$3,111	$2,834
Interest expense	180	136	342	265
NET INTEREST INCOME	1,403	1,288	2,769	2,569
Provision for credit losses	90	146	209	246
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,313	1,142	2,560	2,323
NONINTEREST INCOME
Service charges on deposit accounts	151	162	299	315
Other charges and fees	103	104	198	197
Card fees	87	83	169	160
Investment banking income	147	126	314	225
Trading income	46	34	97	89
Trust and investment management income	76	75	151	150
Retail investment services	70	72	139	141
Mortgage production related income	56	111	109	171
Mortgage servicing related income	44	52	102	114
Commercial real estate related income [1]	24	10	44	28
Net securities gains	1	4	1	4
Other noninterest income [1]	22	65	51	86
Total noninterest income	827	898	1,674	1,680
NONINTEREST EXPENSE
Employee compensation and benefits	796	763	1,648	1,536
Outside processing and software	204	202	409	400
Net occupancy expense	94	78	185	163
Equipment expense	43	42	83	82
FDIC premium/regulatory exams	49	44	97	80
Marketing and customer development	42	38	84	82
Operating losses	19	25	51	50
Amortization	15	11	28	21
Other noninterest expense	126	142	268	249
Total noninterest expense	1,388	1,345	2,853	2,663
INCOME BEFORE PROVISION FOR INCOME TAXES	752	695	1,381	1,340
Provision for income taxes	222	201	381	396
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	530	494	1,000	944
Net income attributable to noncontrolling interest	2	2	5	5
NET INCOME	$528	$492	$995	$939
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$505	$475	$956	$906
Net interest income-FTE [2]	1,439	1,323	2,839	2,640
Total revenue	2,230	2,186	4,443	4,249
Total revenue-FTE [2]	2,266	2,221	4,513	4,320
Net income per average common share:
Diluted	1.03	0.94	1.94	1.78
Basic	1.05	0.95	1.97	1.80
Cash dividends paid per common share	0.26	0.24	0.52	0.48
Average common shares outstanding:
Diluted	488,020	505,633	491,989	508,012
Basic	482,913	501,374	486,482	503,428

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME, continued

	Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30	March 31	December 31	June 30
	2017	2017	2016	2016
Interest income	$1,583	$1,528	$1,492	$1,424
Interest expense	180	162	149	136
NET INTEREST INCOME	1,403	1,366	1,343	1,288
Provision for credit losses	90	119	101	146
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,313	1,247	1,242	1,142
NONINTEREST INCOME
Service charges on deposit accounts	151	148	154	162
Other charges and fees	103	95	90	104
Card fees	87	82	84	83
Investment banking income	147	167	122	126
Trading income	46	51	58	34
Trust and investment management income	76	75	73	75
Retail investment services	70	68	69	72
Mortgage production related income	56	53	78	111
Mortgage servicing related income	44	58	25	52
Commercial real estate related income [1]	24	20	33	10
Net securities gains	1	—	—	4
Other noninterest income [1]	22	30	29	65
Total noninterest income	827	847	815	898
NONINTEREST EXPENSE
Employee compensation and benefits	796	852	762	763
Outside processing and software	204	205	209	202
Net occupancy expense	94	92	94	78
Equipment expense	43	39	43	42
FDIC premium/regulatory exams	49	48	46	44
Marketing and customer development	42	42	52	38
Operating losses	19	32	23	25
Amortization	15	13	14	11
Other noninterest expense	126	142	154	142
Total noninterest expense	1,388	1,465	1,397	1,345
INCOME BEFORE PROVISION FOR INCOME TAXES	752	629	660	695
Provision for income taxes	222	159	193	201
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	530	470	467	494
Net income attributable to noncontrolling interest	2	2	2	2
NET INCOME	$528	$468	$465	$492
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$505	$451	$448	$475
Net interest income-FTE [2]	1,439	1,400	1,377	1,323
Total revenue	2,230	2,213	2,158	2,186
Total revenue-FTE [2]	2,266	2,247	2,192	2,221
Net income per average common share:
Diluted	1.03	0.91	0.90	0.94
Basic	1.05	0.92	0.91	0.95
Cash dividends paid per common share	0.26	0.26	0.26	0.24
Average common shares outstanding:
Diluted	488,020	496,002	497,055	505,633
Basic	482,913	490,091	491,497	501,374

1 Beginning January 1, 2017, the Company began presenting income related to the Company's Pillar & Cohen Financial, Community Capital, and Structured Real Estate businesses as a separate line item on the Consolidated Statements of Income titled Commercial real estate related income. For periods prior to January 1, 2017, these amounts were previously presented in Other noninterest income and have been reclassified to Commercial real estate related income for comparability.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	June 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2017	2016
ASSETS
Cash and due from banks	$6,968	$4,134
Federal funds sold and securities borrowed or purchased under agreements to resell	1,249	1,107
Interest-bearing deposits in other banks	24	24
Trading assets and derivative instruments	5,847	6,850
Securities available for sale	31,142	29,336
Loans held for sale ("LHFS")	2,826	2,468
Loans held for investment ("LHFI"):
Commercial and industrial ("C&I")	68,511	68,603
Commercial real estate ("CRE")	5,250	6,228
Commercial construction	4,019	2,617
Residential mortgages - guaranteed	501	534
Residential mortgages - nonguaranteed	26,594	26,037
Residential home equity products	11,173	12,481
Residential construction	364	397
Consumer student - guaranteed	6,543	5,562
Consumer other direct	8,249	6,825
Consumer indirect	11,639	11,195
Consumer credit cards	1,425	1,177
Total LHFI	144,268	141,656
Allowance for loan and lease losses ("ALLL")	(1,731)	(1,774)
Net loans held for investment	142,537	139,882
Goodwill	6,338	6,337
MSRs	1,608	1,061
Other assets	8,684	7,693
Total assets [1]	$207,223	$198,892
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$44,006	$42,466
Interest-bearing consumer and commercial deposits:
NOW accounts	43,973	39,869
Money market accounts	53,000	53,410
Savings	6,599	6,343
Consumer time	5,610	5,836
Other time	5,131	3,855
Total consumer and commercial deposits	158,319	151,779
Brokered time deposits	944	972
Foreign deposits	610	—
Total deposits	159,873	152,751
Funds purchased	3,007	1,352
Securities sold under agreements to repurchase	1,503	1,622
Other short-term borrowings	2,640	1,883
Long-term debt	10,511	12,264
Trading liabilities and derivative instruments	1,090	1,245
Other liabilities	4,122	3,311
Total liabilities	182,746	174,428
SHAREHOLDERS' EQUITY
Preferred stock, no par value	1,975	1,225
Common stock, $1.00 par value	550	550
Additional paid-in capital	8,973	9,003
Retained earnings	16,701	15,353
Treasury stock, at cost, and other	(2,945)	(1,900)
Accumulated other comprehensive (loss)/income, net of tax	(777)	233
Total shareholders' equity	24,477	24,464
Total liabilities and shareholders' equity	$207,223	$198,892

Common shares outstanding	481,644	501,412
Common shares authorized	750,000	750,000
Preferred shares outstanding	20	12
Preferred shares authorized	50,000	50,000
Treasury shares of common stock	68,369	48,509
1 Includes earning assets of $184,518 and $178,852 at June 30, 2017 and 2016, respectively.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS, continued

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	June 30	March 31	December 31	June 30
	2017	2017	2016	2016
ASSETS
Cash and due from banks	$6,968	$6,957	$5,091	$4,134
Federal funds sold and securities borrowed or purchased under agreements to resell	1,249	1,292	1,307	1,107
Interest-bearing deposits in other banks	24	25	25	24
Trading assets and derivative instruments	5,847	6,007	6,067	6,850
Securities available for sale	31,142	31,127	30,672	29,336
LHFS	2,826	2,109	4,169	2,468
LHFI:
C&I	68,511	68,971	69,213	68,603
CRE	5,250	5,067	4,996	6,228
Commercial construction	4,019	4,215	4,015	2,617
Residential mortgages - guaranteed	501	549	537	534
Residential mortgages - nonguaranteed	26,594	26,110	26,137	26,037
Residential home equity products	11,173	11,511	11,912	12,481
Residential construction	364	380	404	397
Consumer student - guaranteed	6,543	6,396	6,167	5,562
Consumer other direct	8,249	7,904	7,771	6,825
Consumer indirect	11,639	11,067	10,736	11,195
Consumer credit cards	1,425	1,359	1,410	1,177
Total LHFI	144,268	143,529	143,298	141,656
ALLL	(1,731)	(1,714)	(1,709)	(1,774)
Net loans held for investment	142,537	141,815	141,589	139,882
Goodwill	6,338	6,338	6,337	6,337
MSRs	1,608	1,645	1,572	1,061
Other assets	8,684	8,327	8,046	7,693
Total assets [1]	$207,223	$205,642	$204,875	$198,892
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$44,006	$43,437	$43,431	$42,466
Interest-bearing consumer and commercial deposits:
NOW accounts	43,973	46,222	45,534	39,869
Money market accounts	53,000	55,261	54,166	53,410
Savings	6,599	6,668	6,266	6,343
Consumer time	5,610	5,495	5,534	5,836
Other time	5,131	4,448	3,933	3,855
Total consumer and commercial deposits	158,319	161,531	158,864	151,779
Brokered time deposits	944	917	924	972
Foreign deposits	610	405	610	—
Total deposits	159,873	162,853	160,398	152,751
Funds purchased	3,007	1,037	2,116	1,352
Securities sold under agreements to repurchase	1,503	1,704	1,633	1,622
Other short-term borrowings	2,640	1,955	1,015	1,883
Long-term debt	10,511	10,496	11,748	12,264
Trading liabilities and derivative instruments	1,090	1,225	1,351	1,245
Other liabilities	4,122	2,888	2,996	3,311
Total liabilities	182,746	182,158	181,257	174,428
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	1,975	1,225	1,225	1,225
Common stock, $1.00 par value	550	550	550	550
Additional paid-in capital	8,973	8,966	9,010	9,003
Retained earnings	16,701	16,322	16,000	15,353
Treasury stock, at cost, and other	(2,945)	(2,712)	(2,346)	(1,900)
Accumulated other comprehensive (loss)/income, net of tax	(777)	(867)	(821)	233
Total shareholders’ equity	24,477	23,484	23,618	24,464
Total liabilities and shareholders’ equity	$207,223	$205,642	$204,875	$198,892

Common shares outstanding	481,644	485,712	491,188	501,412
Common shares authorized	750,000	750,000	750,000	750,000
Preferred shares outstanding	20	12	12	12
Preferred shares authorized	50,000	50,000	50,000	50,000
Treasury shares of common stock	68,369	64,301	58,738	48,509
1 Includes earning assets of $184,518, $183,279, $184,610, and $178,852 at June 30, 2017, March 31, 2017, December 31, 2016, and June 30, 2016, respectively.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended
	June 30, 2017			March 31, 2017
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans held for investment ("LHFI"): [1]
Commercial and industrial ("C&I")	$69,122	$574	3.33%	$69,076	$554	3.25%
Commercial real estate ("CRE")	5,157	44	3.38	5,038	39	3.18
Commercial construction	4,105	37	3.63	4,076	34	3.39
Residential mortgages - guaranteed	532	4	2.95	567	4	3.07
Residential mortgages - nonguaranteed	26,090	248	3.80	25,918	247	3.80
Residential home equity products	11,113	118	4.27	11,466	116	4.10
Residential construction	363	4	4.19	385	4	4.04
Consumer student - guaranteed	6,462	71	4.42	6,278	65	4.20
Consumer other direct	8,048	97	4.84	7,819	97	5.02
Consumer indirect	11,284	98	3.50	10,847	92	3.43
Consumer credit cards	1,391	35	9.96	1,369	33	9.79
Nonaccrual	773	8	4.37	831	4	2.03
Total LHFI	144,440	1,338	3.72	143,670	1,289	3.64
Securities available for sale:
Taxable	30,654	189	2.47	30,590	185	2.42
Tax-exempt	348	3	3.04	286	2	3.04
Total securities available for sale	31,002	192	2.47	30,876	187	2.42
Federal funds sold and securities borrowed or purchased under agreements to resell	1,237	2	0.68	1,236	1	0.33
Loans held for sale ("LHFS")	2,222	21	3.86	2,611	24	3.71
Interest-bearing deposits in other banks	25	—	0.62	25	—	0.64
Interest earning trading assets	5,131	30	2.33	5,188	27	2.09
Total earning assets	184,057	1,583	3.45	183,606	1,528	3.38
Allowance for loan and lease losses ("ALLL")	(1,723)			(1,700)
Cash and due from banks	4,901			5,556
Other assets	16,248			15,952
Noninterest earning trading assets and derivative instruments	918			888
Unrealized gains/(losses) on securities available for sale, net	93			(50)
Total assets	$204,494			$204,252
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,437	$30	0.27%	$44,745	$23	0.21%
Money market accounts	54,199	38	0.28	54,902	34	0.25
Savings	6,638	—	0.03	6,415	—	0.02
Consumer time	5,555	10	0.71	5,487	9	0.69
Other time	4,691	12	1.05	4,232	10	0.97
Total interest-bearing consumer and commercial deposits	115,520	90	0.31	115,781	76	0.27
Brokered time deposits	929	3	1.29	917	3	1.28
Foreign deposits	720	2	0.95	678	1	0.66
Total interest-bearing deposits	117,169	95	0.32	117,376	80	0.28
Funds purchased	1,155	3	0.96	872	1	0.65
Securities sold under agreements to repurchase	1,572	3	0.89	1,715	3	0.61
Interest-bearing trading liabilities	992	6	2.66	1,002	6	2.61
Other short-term borrowings	2,008	3	0.55	1,753	2	0.49
Long-term debt	10,518	70	2.66	11,563	70	2.45
Total interest-bearing liabilities	133,414	180	0.54	134,281	162	0.49
Noninterest-bearing deposits	43,616			43,093
Other liabilities	2,976			2,860
Noninterest-bearing trading liabilities and derivative instruments	349			347
Shareholders’ equity	24,139			23,671
Total liabilities and shareholders’ equity	$204,494			$204,252
Interest Rate Spread			2.91%			2.89%
Net Interest Income		$1,403			$1,366
Net Interest Income-FTE [2]		$1,439			$1,400
Net Interest Margin [3]			3.06%			3.02%
Net Interest Margin-FTE [2,3]			3.14			3.09
1 Interest income includes loan fees of $45 million for both the three months ended June 30, 2017 and March 31, 2017.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended June 30, 2017 and March 31, 2017 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	December 31, 2016			June 30, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$68,407	$549	3.19%	$68,918	$533	3.11%
CRE	5,141	38	2.93	6,055	44	2.91
Commercial construction	3,852	31	3.22	2,589	21	3.25
Residential mortgages - guaranteed	542	4	2.57	580	6	3.98
Residential mortgages - nonguaranteed	26,065	244	3.75	25,408	241	3.80
Residential home equity products	11,809	116	3.91	12,464	122	3.95
Residential construction	382	4	4.24	376	4	4.41
Consumer student - guaranteed	5,990	62	4.12	5,412	54	3.98
Consumer other direct	7,556	88	4.64	6,590	74	4.54
Consumer indirect	10,633	92	3.44	10,771	90	3.37
Consumer credit cards	1,324	33	9.93	1,125	29	10.09
Nonaccrual	877	8	3.77	950	4	1.67
Total LHFI	142,578	1,269	3.54	141,238	1,222	3.48
Securities available for sale:
Taxable	29,314	166	2.27	27,910	159	2.29
Tax-exempt	273	2	3.08	151	2	3.60
Total securities available for sale	29,587	168	2.28	28,061	161	2.29
Federal funds sold and securities borrowed or purchased under agreements to resell	1,332	—	(0.03)	1,227	—	0.17
LHFS	3,570	30	3.42	2,015	18	3.61
Interest-bearing deposits in other banks	24	—	0.47	23	—	0.29
Interest earning trading assets	5,384	25	1.83	5,491	23	1.65
Total earning assets	182,475	1,492	3.25	178,055	1,424	3.22
ALLL	(1,724)			(1,756)
Cash and due from banks	5,405			5,127
Other assets	15,375			14,675
Noninterest earning trading assets and derivative instruments	1,103			1,527
Unrealized gains on securities available for sale, net	512			677
Total assets	$203,146			$198,305
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$42,929	$17	0.16%	$41,691	$13	0.12%
Money market accounts	54,416	30	0.22	53,186	25	0.19
Savings	6,259	—	0.03	6,399	1	0.02
Consumer time	5,599	10	0.69	5,984	11	0.76
Other time	3,954	10	0.97	3,881	10	1.03
Total interest-bearing consumer and commercial deposits	113,157	67	0.23	111,141	60	0.22
Brokered time deposits	935	3	1.28	913	3	1.35
Foreign deposits	308	—	0.45	46	—	0.34
Total interest-bearing deposits	114,400	70	0.24	112,100	63	0.23
Funds purchased	1,008	1	0.43	1,032	1	0.36
Securities sold under agreements to repurchase	1,708	2	0.45	1,718	2	0.40
Interest-bearing trading liabilities	1,146	6	2.13	1,006	6	2.39
Other short-term borrowings	978	—	0.11	1,220	—	0.20
Long-term debt	11,632	70	2.37	10,517	64	2.46
Total interest-bearing liabilities	130,872	149	0.45	127,593	136	0.43
Noninterest-bearing deposits	44,839			43,025
Other liabilities	3,112			3,217
Noninterest-bearing trading liabilities and derivative instruments	279			452
Shareholders’ equity	24,044			24,018
Total liabilities and shareholders’ equity	$203,146			$198,305
Interest Rate Spread			2.80%			2.79%
Net Interest Income		$1,343			$1,288
Net Interest Income-FTE [2]		$1,377			$1,323
Net Interest Margin [3]			2.93%			2.91%
Net Interest Margin-FTE [2,3]			3.00			2.99

[1]	Interest income includes loan fees of $41 million for both the three months ended December 31, 2016 and June 30, 2016, respectively.

[2]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended December 31, 2016 and June 30, 2016 was attributed to C&I loans.

[3]	Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Six Months Ended
	June 30, 2017			June 30, 2016
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
LHFI: [1]
C&I	$69,099	$1,128	3.29%	$68,488	$1,063	3.12%
CRE	5,098	83	3.28	6,061	88	2.91
Commercial construction	4,090	71	3.51	2,410	39	3.26
Residential mortgages - guaranteed	550	8	3.01	610	12	3.89
Residential mortgages - nonguaranteed	26,004	494	3.80	25,060	476	3.80
Residential home equity products	11,289	235	4.19	12,657	248	3.95
Residential construction	374	8	4.12	372	8	4.42
Consumer student - guaranteed	6,371	136	4.31	5,252	104	3.98
Consumer other direct	7,934	194	4.93	6,414	144	4.51
Consumer indirect	11,067	190	3.46	10,525	177	3.38
Consumer credit cards	1,380	68	9.87	1,101	56	10.20
Nonaccrual	802	13	3.16	855	9	2.14
Total LHFI	144,058	2,628	3.68	139,805	2,424	3.49
Securities available for sale:
Taxable	30,622	373	2.44	27,537	321	2.33
Tax-exempt	317	5	3.04	151	3	3.62
Total securities available for sale	30,939	378	2.45	27,688	324	2.34
Federal funds sold and securities borrowed or purchased under agreements to resell	1,237	3	0.51	1,231	1	0.17
LHFS	2,415	46	3.78	1,915	37	3.87
Interest-bearing deposits in other banks	25	—	0.63	23	—	0.38
Interest earning trading assets	5,159	56	2.21	5,460	48	1.75
Total earning assets	183,833	3,111	3.41	176,122	2,834	3.24
ALLL	(1,711)			(1,753)
Cash and due from banks	5,227			4,571
Other assets	16,100			14,657
Noninterest earning trading assets and derivative instruments	903			1,457
Unrealized gains on securities available for sale, net	22			606
Total assets	$204,374			$195,660
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$44,590	$53	0.24%	$39,842	$22	0.11%
Money market accounts	54,549	71	0.26	53,125	49	0.18
Savings	6,527	1	0.03	6,289	1	0.02
Consumer time	5,521	19	0.70	6,044	23	0.78
Other time	4,463	22	1.01	3,847	20	1.04
Total interest-bearing consumer and commercial deposits	115,650	166	0.29	109,147	115	0.21
Brokered time deposits	923	6	1.28	906	6	1.36
Foreign deposits	699	3	0.81	25	—	0.34
Total interest-bearing deposits	117,272	175	0.30	110,078	121	0.22
Funds purchased	1,014	4	0.83	1,216	2	0.35
Securities sold under agreements to repurchase	1,643	6	0.74	1,768	4	0.40
Interest-bearing trading liabilities	997	13	2.63	1,012	12	2.48
Other short-term borrowings	1,881	5	0.52	1,785	3	0.28
Long-term debt	11,038	139	2.55	9,577	123	2.58
Total interest-bearing liabilities	133,845	342	0.52	125,436	265	0.42
Noninterest-bearing deposits	43,356			42,551
Other liabilities	2,919			3,269
Noninterest-bearing trading liabilities and derivative instruments	348			497
Shareholders’ equity	23,906			23,907
Total liabilities and shareholders’ equity	$204,374			$195,660
Interest Rate Spread			2.89%			2.82%
Net Interest Income		$2,769			$2,569
Net Interest Income-FTE [2]		$2,839			$2,640
Net Interest Margin [3]			3.04%			2.93%
Net Interest Margin-FTE [2,3]			3.11			3.01

1 Interest income includes loan fees of $90 million and $84 million for the six months ended June 30, 2017 and 2016, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the six months ended June 30, 2017 and 2016 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended		Six Months Ended
	June 30		June 30
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
CREDIT DATA
Allowance for credit losses, beginning of period	$1,783	$1,831	$1,776	$1,815
Provision for unfunded commitments	3	5	5	3
Provision/(benefit) for loan losses:
Commercial	39	114	84	212
Residential	(2)	(4)	4	(37)
Consumer	50	31	116	68
Total provision for loan losses	87	141	204	243
Charge-offs:
Commercial	(26)	(99)	(89)	(131)
Residential	(26)	(33)	(55)	(73)
Consumer	(49)	(35)	(104)	(74)
Total charge-offs	(101)	(167)	(248)	(278)
Recoveries:
Commercial	7	9	21	19
Residential	11	9	19	15
Consumer	13	12	26	23
Total recoveries	31	30	66	57
Net charge-offs	(70)	(137)	(182)	(221)
Allowance for credit losses, end of period	$1,803	$1,840	$1,803	$1,840
Components:
Allowance for loan and lease losses ("ALLL")			$1,731	$1,774
Unfunded commitments reserve			72	66
Allowance for credit losses			$1,803	$1,840
Net charge-offs to average loans held for investment ("LHFI") (annualized):
Commercial	0.10%	0.46%	0.18%	0.29%
Residential	0.16	0.24	0.19	0.30
Consumer	0.54	0.39	0.59	0.44
Total net charge-offs to total average LHFI	0.20	0.39	0.26	0.32
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial			$325	$503
Residential			419	433
Consumer			10	8
Total nonaccrual/NPLs			754	944
Other real estate owned (“OREO”)			61	49
Other repossessed assets			6	8
Total nonperforming assets ("NPAs")			$821	$1,001
Accruing restructured loans			$2,524	$2,541
Nonaccruing restructured loans			321	307
Accruing LHFI past due > 90 days (guaranteed)			1,221	999
Accruing LHFI past due > 90 days (non-guaranteed)			30	42
Accruing LHFS past due > 90 days			1	1
NPLs to total LHFI			0.52%	0.67%
NPAs to total LHFI plus OREO and other repossessed assets			0.57	0.71
ALLL to period-end LHFI [1,2]			1.20	1.25
ALLL to NPLs [1,2]			2.31x	1.89x

1 This ratio is computed using the ALLL.
2 Loans carried at fair value were excluded from the calculation.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended
	June 30	March 31	December 31	June 30
(Dollars in millions) (Unaudited)	2017	2017	2016	2016
CREDIT DATA
Allowance for credit losses, beginning of period	$1,783	$1,776	$1,811	$1,831
Provision/(benefit) for unfunded commitments	3	2	(1)	5
Provision/(benefit) for loan losses:
Commercial	39	46	36	114
Residential	(2)	5	13	(4)
Consumer	50	66	53	31
Total provision for loan losses	87	117	102	141
Charge-offs:
Commercial	(26)	(63)	(78)	(99)
Residential	(26)	(29)	(34)	(33)
Consumer	(49)	(54)	(51)	(35)
Total charge-offs	(101)	(146)	(163)	(167)
Recoveries:
Commercial	7	13	9	9
Residential	11	9	8	9
Consumer	13	12	10	12
Total recoveries	31	34	27	30
Net charge-offs	(70)	(112)	(136)	(137)
Allowance for credit losses, end of period	$1,803	$1,783	$1,776	$1,840
Components:
ALLL	$1,731	$1,714	$1,709	$1,774
Unfunded commitments reserve	72	69	67	66
Allowance for credit losses	$1,803	$1,783	$1,776	$1,840
Net charge-offs to average LHFI (annualized):
Commercial	0.10%	0.26%	0.35%	0.46%
Residential	0.16	0.22	0.26	0.24
Consumer	0.54	0.64	0.64	0.39
Total net charge-offs to total average LHFI	0.20	0.32	0.38	0.39
Period Ended
Nonaccrual/NPLs:
Commercial	$325	$352	$414	$503
Residential	419	428	424	433
Consumer	10	9	7	8
Total nonaccrual/NPLs	754	789	845	944
OREO	61	62	60	49
Other repossessed assets	6	7	14	8
Total NPAs	$821	$858	$919	$1,001
Accruing restructured loans	$2,524	$2,545	$2,535	$2,541
Nonaccruing restructured loans	321	329	306	307
Accruing LHFI past due > 90 days (guaranteed)	1,221	1,190	1,254	999
Accruing LHFI past due > 90 days (non-guaranteed)	30	37	34	42
Accruing LHFS past due > 90 days	1	1	1	1
NPLs to total LHFI	0.52%	0.55%	0.59%	0.67%
NPAs to total LHFI plus OREO and other repossessed assets	0.57	0.60	0.64	0.71
ALLL to period-end LHFI [1,2]	1.20	1.20	1.19	1.25
ALLL to NPLs [1,2]	2.31x	2.18x	2.03x	1.89x

1 This ratio is computed using the ALLL.
2 Loans carried at fair value were excluded from the calculation.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended June 30			Six Months Ended June 30
(Dollars in millions) (Unaudited)	MSRs - Fair Value	Other	Total	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,182	$16	$1,198	$1,307	$18	$1,325
Amortization	—	(2)	(2)	—	(4)	(4)
Servicing rights originated	64	—	64	110	—	110
Servicing rights purchased	—	—	—	77	—	77
Fair value changes due to inputs and assumptions [1]	(129)	—	(129)	(333)	—	(333)
Other changes in fair value [2]	(56)	—	(56)	(99)	—	(99)
Servicing rights sold	—	—	—	(1)	—	(1)
Balance, June 30, 2016	$1,061	$14	$1,075	$1,061	$14	$1,075

Balance, beginning of period	$1,645	$84	$1,729	$1,572	$85	$1,657
Amortization	—	(5)	(5)	—	(10)	(10)
Servicing rights originated	65	2	67	162	7	169
Fair value changes due to inputs and assumptions [1]	(43)	—	(43)	(16)	—	(16)
Other changes in fair value [2]	(58)	—	(58)	(109)	—	(109)
Servicing rights sold	(1)	—	(1)	(1)	—	(1)
Other [3]	—	—	—	—	(1)	(1)
Balance, June 30, 2017	$1,608	$81	$1,689	$1,608	$81	$1,689
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.
3 Represents measurement period adjustment on other intangible assets previously acquired in Pillar/Cohen acquisition.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended				Six Months Ended
	June 30	March 31	December 31	June 30	June 30
(Dollars in millions) (Unaudited)	2017	2017	2016	2016	2017	2016
Net interest income	$1,403	$1,366	$1,343	$1,288	$2,769	$2,569
Fully taxable-equivalent ("FTE") adjustment	36	34	34	35	70	71
Net interest income-FTE [2]	1,439	1,400	1,377	1,323	2,839	2,640
Noninterest income	827	847	815	898	1,674	1,680
Total revenue-FTE [2]	$2,266	$2,247	$2,192	$2,221	$4,513	$4,320

Return on average common shareholders’ equity	9.08%	8.19%	7.85%	8.43%	8.64%	8.07%
Impact of removing average intangible assets and related pre-tax amortization, other than MSRs and other servicing rights	3.43	3.09	2.91	3.11	3.26	3.00
Return on average tangible common shareholders' equity [3]	12.51%	11.28%	10.76%	11.54%	11.90%	11.07%

Net interest margin	3.06%	3.02%	2.93%	2.91%	3.04%	2.93%
Impact of FTE adjustment	0.08	0.07	0.07	0.08	0.07	0.08
Net interest margin-FTE [2]	3.14%	3.09%	3.00%	2.99%	3.11%	3.01%

Noninterest expense	$1,388	$1,465	$1,397	$1,345	$2,853	$2,663
Total revenue	2,230	2,213	2,158	2,186	4,443	4,249
Efficiency ratio [4]	62.24%	66.20%	64.74%	61.53%	64.21%	62.67%
Impact of FTE adjustment	(1.00)	(1.01)	(1.01)	(0.97)	(1.00)	(1.02)
Efficiency ratio-FTE [2,4]	61.24	65.19	63.73	60.56	63.21	61.65
Impact of excluding amortization related to intangible assets and certain tax credits	(0.65)	(0.59)	(0.65)	(0.51)	(0.62)	(0.49)
Tangible efficiency ratio-FTE [2,5]	60.59%	64.60%	63.08%	60.05%	62.59%	61.16%

Basel III Common Equity Tier 1 ("CET1") ratio (transitional) [6]	9.68%	9.69%	9.59%	9.84%
Impact of MSRs and other under fully phased-in approach	(0.15)	(0.15)	(0.16)	(0.11)
Basel III fully phased-in CET1 ratio [6]	9.53%	9.54%	9.43%	9.73%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents net interest income-FTE, total revenue-FTE, net interest margin-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
3 The Company presents return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and related pre-tax amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
4 Efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE.
5 The Company presents a tangible efficiency ratio, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
6 Current period Basel III capital ratios are estimated as of the document date. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes these measures may be useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	June 30	March 31	December 31	June 30
(Dollars in millions, except per share data) (Unaudited)	2017	2017	2016	2016
Total shareholders' equity	$24,477	$23,484	$23,618	$24,464
Goodwill, net of deferred taxes of $253 million, $252 million, $251 million, and $246 million, respectively	(6,085)	(6,086)	(6,086)	(6,091)
Other intangible assets (including MSRs and other servicing rights)	(1,689)	(1,729)	(1,657)	(1,075)
MSRs and other servicing rights	1,671	1,711	1,638	1,067
Tangible equity [2]	18,374	17,380	17,513	18,365
Noncontrolling interest	(103)	(101)	(103)	(103)
Preferred stock	(1,975)	(1,225)	(1,225)	(1,225)
Tangible common equity [2]	$16,296	$16,054	$16,185	$17,037

Total assets	$207,223	$205,642	$204,875	$198,892
Goodwill	(6,338)	(6,338)	(6,337)	(6,337)
Other intangible assets (including MSRs and other servicing rights)	(1,689)	(1,729)	(1,657)	(1,075)
MSRs and other servicing rights	1,671	1,711	1,638	1,067
Tangible assets	$200,867	$199,286	$198,519	$192,547
Tangible equity to tangible assets [2]	9.15%	8.72%	8.82%	9.54%
Tangible common equity to tangible assets [2]	8.11	8.06	8.15	8.85
Tangible book value per common share [3]	$33.83	$33.05	$32.95	$33.98

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, and the ratio of tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes noncontrolling interest and preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BUSINESS SEGMENT [1]
	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
Statements of Income:
Net interest income	$910	$849	$1,793	$1,692
FTE adjustment	—	—	—	—
Net interest income-FTE [2]	910	849	1,793	1,692
Provision for credit losses [3]	75	43	163	61
Net interest income-FTE - after provision for credit losses [2]	835	806	1,630	1,631
Noninterest income before net securities gains	465	532	928	1,013
Net securities gains	—	—	—	—
Total noninterest income	465	532	928	1,013
Noninterest expense before amortization	945	932	1,932	1,849
Amortization	1	1	1	1
Total noninterest expense	946	933	1,933	1,850
Income-FTE - before provision for income taxes [2]	354	405	625	794
Provision for income taxes	127	152	224	297
Tax credit adjustment	—	—	—	—
FTE adjustment	—	—	—	—
Net income including income attributable to noncontrolling interest	227	253	401	497
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income	$227	$253	$401	$497

Total revenue	$1,375	$1,381	$2,721	$2,705
Total revenue-FTE [2]	1,375	1,381	2,721	2,705
Selected Average Balances:
Total LHFI	$72,088	$69,170	$71,658	$68,391
Goodwill	4,262	4,262	4,262	4,262
Other intangible assets excluding MSRs	8	14	9	15
Total assets	81,803	78,387	81,574	77,476
Consumer and commercial deposits	103,145	100,482	102,488	98,265
Performance Ratios:
Efficiency ratio	68.80%	67.63%	71.02%	68.37%
Impact of FTE adjustment	—	—	—	—
Efficiency ratio-FTE [2]	68.80	67.63	71.02	68.37
Impact of excluding amortization and associated funding cost of intangible assets	(1.14)	(1.09)	(1.17)	(1.14)
Tangible efficiency ratio-FTE [2,4]	67.66%	66.54%	69.85%	67.23%
Mortgage Production Data:
Channel mix
Retail	$2,692	$3,404	$4,984	$5,655
Correspondent	3,733	3,879	6,932	6,580
Total production	$6,425	$7,283	$11,916	$12,235
Channel mix - percent
Retail	42%	47%	42%	46%
Correspondent	58	53	58	54
Total production	100%	100%	100%	100%
Purchase and refinance mix
Refinance	$1,962	$3,269	$4,493	$5,881
Purchase	4,463	4,014	7,423	6,354
Total production	$6,425	$7,283	$11,916	$12,235
Purchase and refinance mix - percent
Refinance	31%	45%	38%	48%
Purchase	69	55	62	52
Total production	100%	100%	100%	100%
Applications	$8,273	$11,225	$16,017	$20,430
Mortgage Servicing Data (End of Period):
Total loans serviced			$165,601	$154,474
Total loans serviced for others			136,115	125,408
Net carrying value of MSRs			1,608	1,061
Ratio of net carrying value of MSRs to total loans serviced for others			1.181%	0.846%

Assets Under Administration (End of Period):
Trust and institutional managed assets	$41,572	$40,541
Retail brokerage managed assets	14,826	11,751
Total managed assets	56,398	52,292
Non-managed assets	95,463	92,917
Total assets under advisement	$151,861	$145,209

[1]
Beginning in the second quarter of 2017, the Company realigned its business segment structure from three segments to two segments based on, among other things, the manner in which financial information is evaluated by management and in conjunction with Company-wide organizational changes that were announced during the first quarter of 2017. Specifically, the Company retained the previous composition of the Wholesale Banking segment and changed the basis of presentation of the Consumer Banking and Private Wealth Management segment and Mortgage Banking segment such that those segments were combined into a single Consumer segment. Accordingly, prior period information has been revised to conform to the new business segment structure and updated internal funds transfer pricing methodology for consistent presentation.

[2]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[4]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BUSINESS SEGMENT
	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
Statements of Income:
Net interest income	$555	$486	$1,095	$978
FTE adjustment	35	34	69	69
Net interest income-FTE [1]	590	520	1,164	1,047
Provision for credit losses [2]	15	103	47	186
Net interest income-FTE - after provision for credit losses [1]	575	417	1,117	861
Noninterest income before net securities gains	386	329	788	640
Net securities gains	—	—	—	—
Total noninterest income	386	329	788	640
Noninterest expense before amortization	443	404	914	801
Amortization	14	11	27	20
Total noninterest expense	457	415	941	821
Income-FTE - before provision for income taxes [1]	504	331	964	680
Provision for income taxes	116	60	216	128
Tax credit adjustment	36	29	73	57
FTE adjustment	35	34	69	69
Net income including income attributable to noncontrolling interest	317	208	606	426
Less: net income attributable to noncontrolling interest	—	—	—	—
Net income	$317	$208	$606	$426

Total revenue	$941	$815	$1,883	$1,618
Total revenue-FTE [1]	976	849	1,952	1,687
Selected Average Balances:
Total LHFI	$72,278	$72,010	$72,329	$71,353
Goodwill	2,076	2,075	2,076	2,075
Other intangible assets excluding MSRs	75	1	75	1
Total assets	85,735	85,988	85,764	85,137
Consumer and commercial deposits	55,801	53,651	56,389	53,386
Performance Ratios:
Efficiency ratio	48.58%	50.82%	49.93%	50.75%
Impact of FTE adjustment	(1.76)	(2.06)	(1.76)	(2.08)
Efficiency ratio-FTE [1]	46.82	48.76	48.17	48.67
Impact of excluding amortization and associated funding cost of intangible assets	(1.96)	(1.84)	(1.90)	(1.79)
Tangible efficiency ratio-FTE [1,3]	44.86%	46.92%	46.27%	46.88%

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER
	Three Months Ended June 30		Six Months Ended June 30
(Dollars in millions) (Unaudited)	2017	2016	2017	2016
Statements of Income:
Net interest income/(expense) [1]	($62)	($47)	($119)	($101)
FTE adjustment	1	1	1	2
Net interest income/(expense)-FTE [2]	(61)	(46)	(118)	(99)
Provision/(benefit) for credit losses [3]	—	—	(1)	(1)
Net interest income/(expense)-FTE - after provision/(benefit) for credit losses [2]	(61)	(46)	(117)	(98)
Noninterest income/(expense) before net securities gains	(25)	33	(43)	23
Net securities gains	1	4	1	4
Total noninterest income/(expense)	(24)	37	(42)	27
Noninterest expense/(income) before amortization	(15)	(2)	(21)	(8)
Amortization	—	(1)	—	—
Total noninterest expense/(income)	(15)	(3)	(21)	(8)
Income/(loss)-FTE - before benefit for income taxes [2]	(70)	(6)	(138)	(63)
Benefit for income taxes	(21)	(11)	(59)	(29)
Tax credit adjustment	(36)	(29)	(73)	(57)
FTE adjustment	1	1	1	2
Net income/(loss) including income attributable to noncontrolling interest	(14)	33	(7)	21
Less: net income attributable to noncontrolling interest	2	2	5	5
Net income/(loss)	($16)	$31	($12)	$16

Total revenue	($86)	($10)	($161)	($74)
Total revenue-FTE [2]	(85)	(9)	(160)	(72)

Selected Average Balances:
Total LHFI	$74	$58	$71	$61
Securities available for sale	30,967	28,021	30,902	27,647
Goodwill	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—
Total assets	36,956	33,930	37,036	33,047
Consumer and commercial deposits	190	33	129	47

Other Information (End of Period):
Duration of investment portfolio (in years)			4.5	4.1
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months			3.7%	4.2%
Instantaneous 100 basis point increase in rates over next 12 months			2.1%	2.3%
Instantaneous 25 basis point decrease in rates over next 12 months			(0.7)%	(0.7)%

[1]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual net interest income.

[2]
Net interest income/(expense)-FTE, income/(loss)-FTE, and total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[3]
Provision/(benefit) for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision/(benefit) attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitments reserve balances.